As filed with the Securities and Exchange Commission December 30 , 2008                                                 Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 [Missing Graphic Reference]

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

West Pharmaceutical Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation or Organization)

23-1210010
(I.R.S. Employer Identification No.)

101 Gordon Drive
Lionville, PA 19341
(Address of Principal Executive Offices and Zip Code)

West Pharmaceutical Services, Inc. 401(k) Plan
The Tech Group 401(k) Plan
(Full Title of the Plans)

John R. Gailey III
Vice President, General Counsel and Secretary
West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, PA 19341
(Name and Address of Agent For Service)

(610) 594-2900
(Telephone Number, Including Area Code, of Agent For Service)
________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock Par Value $.25 Per Share	250,000(3)	$35.89	$8,972,500.00	$352.62
Common Stock Par Value $.25 Per Share	200,000(4)	$35.89	$7,178,000.00	$282.10

 (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to each of the employee benefit plans described herein.

(2) Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act based upon the average of the high and low prices of  West Pharmaceutical Services, Inc. Common Stock, par value $0.25 per share, on  December 24, 2008, as reported by the New York Stock Exchange, which was $35.89.

(3) These shares are registered for issuance under the West Pharmaceutical Services, Inc. 401(k) Plan.

(4) These shares are registered for issuance under The Tech Group 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Company previously registered 1,100,000 shares of Common Stock  and an indeterminate number of plan interests for issuance under the West Pharmaceutical Services, Inc. 401(k) Plan, formerly known as the West Pharmaceutical Services, Inc. Savings Plan  (the “West Plan”) on a Form S-8 filed with the Commission on June 1, 2007.  The Company is registering an additional 250,000 shares of Common Stock and an indeterminate number of plan interests for issuance under the West Plan.  The Company is also registering 200,000 shares of Common Stock and an indeterminate number of plan interests for issuance under The Tech Group 401(k) Plan. The documents containing the information specified in Part I, Items 1 and 2, will be delivered to all participants in each of the 401(k) plans in accordance with Form S-8 and Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) (File No. 1-8036) are incorporated herein by reference:

1.	The Annual Report on Form 10-K of West Pharmaceutical Services, Inc. (“West” or the “Company”) for the fiscal year ended December 31, 2007, filed on February 29, 2008.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 8, 2008.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 7, 2008.

4.	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 6, 2008.

5.	The West Pharmaceutical Services, Inc. 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2007, filed on June 25, 2008.

6.
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2007, consisting of the Company’s Current Reports on Form 8-K filed on January 9, 2008, January 30, 2008, February 11, 2008, February 21, 2008, February 22, 2008, February 29, 2008, March 13, 2008, March 18, 2008, May 1, 2008, May 27, 2008, July 31, 2008, August 5, 2008, August 12, 2008, September 17, 2008, September 23, 2008, October 8, 2008, October 20, 2008, and November 4, 2008, respectively.

7.	The Registration Statement on Form 8-A filed by the Company on October 17, 1980, which contains a description of the Company’s Common Stock.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not Applicable

Item 5.  Interests of Named Experts and Counsel

The legality of the shares of common stock to be offered hereby has been passed upon by John R. Gailey III, Vice President, General Counsel and Secretary of the Company.  Mr. Gailey owns substantially less then 1% of the outstanding shares of West common stock. Mr. Gailey is eligible to participate in the West Plan.

Item 6.  Indemnification of Directors and Officers

The Company maintains a policy of insurance under which the respective directors and officers (as defined therein) of the Company are insured subject to specified exclusions and deductibles and retention and maximum amounts against loss arising from any civil claim or claims which may be made against any director or officer (as so defined) of the Company by reason of any breach of duty, neglect, error, misstatement, misleading statement, omission or act done or wrongfully attempted or alleged to have been done while acting in their respective capacities.

Section 8 of Article II of the Bylaws of the Company provides that a director shall not be personally liable for monetary damages for any action taken on or after January 27, 1987, or for failure to take any action on or after such date unless (i) the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Directors Liability Act (Act 145 of 1986, P.L. 1458), relating to standard of care and justifiable reliance, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of Section 8 of Article II shall not apply to (i) any criminal statute, or (ii) the liability of a director for the payment of taxes due to local, state or federal law.

Article IV of the Bylaws provides that the Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company or serving at the request of the Company as a director, officer, employee or agent of another entity. Such indemnification shall be against all expenses, judgments, fines and amounts paid in settlement of such proceedings to the extent that such person has not otherwise been indemnified and the power to give such indemnification has been granted by statute. For this purpose, the Board has the power to buy and maintain insurance at the Company’s expense.  Payment of expenses may be made to an indemnified person prior to the final disposition of an action.

The Pennsylvania Directors Liability Act and the Pennsylvania Business Corporations Law authorize the indemnification set forth above if the actions of the person to be indemnified did not constitute willful misconduct or recklessness or, in the opinion of the Company, self-dealing. The character of the conduct of the person to be indemnified shall be determined by members of the Board not parties to such litigation, independent counsel or the shareholders of the Company. The obligation of the Company to indemnify a director, officer, employee or agent under Article IV constitutes a contract between the Company and such person, and no modification or repeal of any provision of Article IV will affect, to the detriment of the director, officer, employee or agent such obligations of the Company in connection with a claim based in any act or failure to act occurring before such modification or repeal.

Item 7.  Exemption From Registration Claimed

Not Applicable

Item 8.  List of Exhibits

4.1
Articles 5, 6, 8(c) and 9 of the Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit (3)(a) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.2	Article I and V of the Bylaws of the Registrant, as amended (incorporated by reference to Exhibit (3)(b) to the Registrant’s Form 10-Q for the quarter ended September 30, 2008).

4.3	Form of stock certificate for common stock (incorporated by reference to Exhibit (4)(a) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

5.1	Opinion of Counsel.*

23.1	Consent of Counsel (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Fischer Cunnane & Associates Ltd.*

24.1	Powers of Attorney.*

*  Filed herewith.

Item 9.  Undertakings

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions and arrangements that exist whereby the Registrant may indemnify such persons against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4.  The Registrant undertakes that it will submit each of the Plans and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plans.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the Registrant, West Pharmaceutical Services, Inc., a Pennsylvania corporation, certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Lionville, Commonwealth of Pennsylvania, on the 30th day of December, 2008.

WEST PHARMACEUTICAL SERVICES, INC.

                   By         John R. Gailey III
                                                                                                 John R. Gailey III, Vice President,
                         General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 30, 2008 by the following persons in the capacities indicated:

Signature	Title
DONALD E. MOREL, JR Donald E. Morel, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
WILLIAM J. FEDERICI William J. Federici	Vice President and Chief Financial Officer (Principal Financial Officer)
JOSEPH E. ABBOTT Joseph E. Abbott	Vice President and Controller (Principal Accounting Officer)
* (Thomas W. Hofmann)	Director
* (L. Robert Johnson)	Director
* (Paula A. Johnson)	Director
* (John P. Neafsey)	Director
* (John H. Weiland)	Director
* (Anthony Welters)	Director
* (Geoffrey F. Worden)	Director
* (Robert C. Young)	Director
* (Patrick J. Zenner)	Director

*By JOHN R. GAILEY III (John R. Gailey III) Attorney-in-fact

SIGNATURES

The Plans: Pursuant to the requirements of the Securities Act of 1933, the administrators of the West Pharmaceutical Services, Inc. 401(k) Plan and The Tech Group 401(k) Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Lionville, Commonwealth of Pennsylvania, on the 30th day of December, 2008.

            WEST PHARMACEUTICAL SERVICES, INC. 401(K) PLAN

           By    Richard D. Luzzi
                                       Name:  Richard D. Luzzi
                           Title:    Vice President, Human Resources
           Plan Administrator

            THE TECH GROUP 401(K) PLAN

                By     Richard D. Luzzi
                                                                          Name:Richard D. Luzzi
                        Title:   Vice President, Human Resources
                 Plan Administrator

EXHIBIT INDEX

Exhibit                                                                                                                                                             Page
Number                                  Description                                                                                                   Number

4.1
Articles 5, 6, 8(c) and 9 of the Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit (3)(a) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.2	Article I and V of the Bylaws of the Registrant, as amended (incorporated by reference to Exhibit (3)(b) to the Registrant’s Form 10-Q for the quarter ended September 30, 2008).

4.3	Form of stock certificate for common stock (incorporated by reference to Exhibit (4)(a) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

5.1           Opinion of Counsel.*

23.1           Consent of Counsel (included in Exhibit 5.1).*

23.2           Consent of PricewaterhouseCoopers LLP.*

24.1	Powers of Attorney.*

*  Filed herewith.

 [LETTERHEAD OF JOHN R. GAILEY III]

EXHIBIT 5.1

December 30, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Sirs:

 This opinion is being delivered in connection with the preparation of the Registration Statement on Form S-8 (the Registration Statement”) of West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”), being filed with the Securities and Exchange Commission under the Securities Act of 1993, as amended, relating to the offering of an additional 250,000 shares of its Common Stock, par value $0.25 per share (the “Shares”), pursuant to the West Pharmaceutical Services, Inc. 401(k) Plan and 200,000 Shares pursuant to The Tech Group 401(k) Plan (collectively, the “Plans”).

I have examined the originals, or photostatic or certified copies, of such records of the Company and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.  I have also assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment of due consideration therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the Commonwealth of Pennsylvania and federal law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement and the prospectus that forms a part thereof.

Very truly yours,

John R. Gailey III

John R. Gailey III

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated February 26, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in West Pharmaceutical Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, PA
December 30, 2008

EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
West Pharmaceutical Services, Inc.:

We consent to the incorporation by reference in the registration statement on this Form S-8 filed by West Pharmaceutical Services, Inc. of our report dated June 25, 2008, with respect to the statements of net assets available for benefits of the West Pharmaceutical Services, Inc. 401(K) Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years ended December 31, 2007 and 2006, and the related supplemental schedule of assets (held at end of year) as of December 31, 2007 and the related schedule of reportable transactions for the year ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the West Pharmaceutical Services, Inc. 401(K) Plan.

Fischer Cunnane & Associates Ltd
Fischer Cunnane & Associates Ltd
Certified Public Accountants

December 30, 2008

          EXHIBIT 24.1

[FORM] POWER OF ATTORNEY

The undersigned hereby authorizes and appoints John R. Gailey III as his/her attorney-in-fact to sign on his/her behalf and in his/her capacity as a director of West Pharmaceutical Services, Inc. (the “Company”), and to file the Registration Statement on Form S-8 or other applicable form for the registration of shares, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s Common Stock, par value $.25 per share, to be issued under the Company 401(k) Plan and The Tech Group 401(k) Plan, and all amendments, including Post Effective Amendments, exhibits and supplements thereto.

Dated: December 16, 2008

/s/ Director’s Signature
Director